                                                              Exhibit 99.(A)(19)

                                    [LOGO] USSC
                      UNITED STATES SURGICAL CORPORATION

                                                              December 18, 1996

Dear Circon Shareholder:

  As discussed in the attached Supplement, we have taken the step of reducing our all cash tender offer from $18 to $17 per share. We remain firmly committed to acquiring Circon, but their management has refused to discuss combining our businesses on any terms. Given the steps that Circon management has taken to entrench themselves, continued lackluster performance, we can no longer justify the higher price without Circon's management convincing us that the business is in fact worth more--not merely unsupported promises that they will turn the business around some day.

  Our revised offer remains at a significant premium to the price of Circon shares before we commenced the tender offer. USS believes Circon's management would need to achieve extraordinary operating improvements in order for Circon's stock trading price to equal USS' offer; that seems highly unlikely given Circon's historical record. Assuming an industry average price/earnings ratio of 16 times, Circon management would need to deliver earnings per share
(EPS) of $1.22 one year from now in order to equal the present value of today's $17 offer. To do this, Circon would need to improve operating margins to over 20% (vs. 6.1% today) at current sales levels, or increase sales to $500 million (an increase of 225% over the latest twelve months) at today's margins. Alternatively, if Circon improved both its sales and margins, Circon would, for example, still need to increase revenues by over 50% and more than double margins to over 13% to achieve EPS of $1.22 or achieve a combination of what USS believes are other equally improbable improvements.

  We believe that a combination of our businesses makes sense, and we encourage you to contact Circon's directors at the addresses set forth below and ask them to let the shareholders decide. Thank you for your continued support.

                                          On behalf of the United States
                                          Surgical Corporation Board of
                                          Directors.


                                          Leon C. Hirsch, Chairman

-------------------------------------------------------------------------------

Circon Board Members

Richard Auhll                    John Blokker          Rudolf R. Schulte
Circon Chairman and CEO          Luxcom, Inc.          2927 De La Vina St.
6500 Hollister Avenue            3249 Laurelview Ct.   Santa Barbara, CA
Santa Barbara, CA 93117-3019     Fremont, CA 94538     805-563-0821
805-685-5100                     510-770-3300



Harold R. Frank                  Paul W. Hartloff
Applied Magnetics Corporation    Jarvis, Hartloff & Simon
75 Robin Hill Road               15 W. Carillo St.
Goleta, CA 93117-5400            Santa Barbara, CA 93101-3212
805-683-5353                     805-963-9500

           SUPPLEMENT TO THE OFFER TO PURCHASE DATED AUGUST 2, 1996

                             USS ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                      UNITED STATES SURGICAL CORPORATION
             HAS AMENDED ITS OFFER AND IS NOW OFFERING TO PURCHASE
                    ALL OUTSTANDING SHARES OF COMMON STOCK
          (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                      OF

                              CIRCON CORPORATION

                                      AT

                           $17 NET PER SHARE IN CASH


     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 PM, NEW YORK CITY

      TIME, ON THURSDAY, FEBRUARY 13, 1997, UNLESS THE OFFER IS EXTENDED.



  THE OFFER IS NOW CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PURCHASER AND ITS AFFILIATES, WOULD REPRESENT 67% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (II) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO
SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW ("SECTION 203") OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF
SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER AND (III) THE PURCHASER BEING SATISFIED THAT THE RIGHTS (AS DEFINED HEREIN) HAVE BEEN REDEEMED BY THE COMPANY OR THE RIGHTS ARE UNENFORCEABLE OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS SUPPLEMENT. SEE SECTION 8 OF THIS SUPPLEMENT. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

                               ----------------

                     The Dealer Manager for the Offer is:

                             SALOMON BROTHERS INC

                               ----------------

December 18, 1996

                                   IMPORTANT

  THE PURCHASER IS CURRENTLY REVIEWING ITS OPTIONS WITH RESPECT TO THE OFFER AND MAY CONSIDER, AMONG OTHER THINGS, CHANGES TO THE MATERIAL TERMS OF THE OFFER. IN ADDITION, PARENT AND THE PURCHASER INTEND TO SEEK TO NEGOTIATE WITH THE COMPANY WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY PARENT OR THE PURCHASER. THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER UPON ENTERING INTO A SECOND-STEP MERGER AGREEMENT WITH THE COMPANY OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO CASH, PARENT COMMON STOCK, OTHER SECURITIES AND/OR ANY COMBINATION THEREOF IN SUCH AMOUNTS AS ARE NEGOTIATED BY PARENT AND THE COMPANY. THE PARENT AND PURCHASER ALSO MAY CONSIDER A PROXY CONTEST TO ELECT UP TO TWO DIRECTORS TO CIRCON'S BOARD AT CIRCON'S NEXT ANNUAL MEETING OF SHAREHOLDERS, BUT HAVE MADE NO DECISION IN THIS REGARD.

  Any shareholder desiring to tender all or any portion of such shareholder's Shares and associated Rights should either (i) complete and sign the revised Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the revised Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the revised Letter of Transmittal, mail or deliver the revised Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the revised Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 of the Offer to Purchase or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

  If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 of the Offer to Purchase.

  Questions and requests for assistance may be directed to Salomon Brothers Inc, the Dealer Manager, or to Kissel-Blake Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase or this Supplement. Additional copies of the Offer to Purchase, this Supplement, the revised Letter of Transmittal, the revised Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks and trust companies.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
 INTRODUCTION............................................................   1
 THE AMENDED OFFER.......................................................   4
 SECTION  1. AMENDED TERMS OF THE OFFER.................................    4
 SECTION  2. PROCEDURES FOR TENDERING SHARES............................    5
 SECTION  3. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.............    6
 SECTION  4. CERTAIN INFORMATION CONCERNING THE COMPANY.................    6
 SECTION  5. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER....   11
 SECTION  6. SOURCE AND AMOUNT OF FUNDS.................................   12
 SECTION  7. BACKGROUND OF THE OFFER SINCE AUGUST 2, 1996; REASONS FOR
              REDUCTION IN PRICE........................................   13
 SECTION  8. AMENDED CONDITIONS OF THE OFFER............................   29
 SECTION  9. CERTAIN LEGAL MATTERS......................................   33
 SECTION 10. MISCELLANEOUS..............................................   33

To the Holders of Shares of Common Stock of CIRCON CORPORATION:

                                 INTRODUCTION
  The following information amends and supplements the Offer to Purchase, dated August 2, 1996 (the "Offer to Purchase"), of USS Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of United States Surgical Corporation, a Delaware corporation ("Parent"). Pursuant to this Supplement to the Offer to Purchase (the "Supplement"), the Purchaser is now offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Circon Corporation, a Delaware corporation (the "Company"), together with the associated preferred share purchase rights (the "Rights") issued pursuant to the Preferred Shares Rights Agreement, dated as of August 14, 1996, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), at a price of $17 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related revised Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). ALL REFERENCES HEREIN TO RIGHTS SHALL BE DEEMED TO INCLUDE ALL BENEFITS THAT MAY INURE TO SHAREHOLDERS OF THE COMPANY OR TO HOLDERS OF THE RIGHTS PURSUANT TO THE RIGHTS AGREEMENT AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO SHARES SHALL INCLUDE THE ASSOCIATED RIGHTS.

  The purpose of the Offer and the Proposed Merger (as defined herein) is to acquire control of, and the entire equity interest in, the Company. Parent currently intends to propose and seek to have the Company consummate, as soon as practicable following the consummation of the Offer, a merger or similar business combination with the Purchaser (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares owned by the Purchaser or Parent and Shares owned by shareholders who perfect any available appraisal rights under the Delaware General Corporation Law (the "DGCL")), would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer and the Company would become a wholly owned subsidiary of Parent. See Sections 11 and 12 of the Offer to Purchase.

  Parent intends to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for their approval.

  Except as otherwise set forth in this Supplement and in the revised Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, capitalized terms used herein but not otherwise defined herein have the meanings given to such terms in the Offer to Purchase.

  THIS SUPPLEMENT DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND THE RULES AND REGULATIONS THEREUNDER.

Certain Conditions to the Offer

  The Offer is now subject to the fulfillment of a number of conditions including, without limitation, the following:

  MINIMUM CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1 BELOW) THAT

NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PURCHASER AND ITS AFFILIATES, WOULD REPRESENT 67% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). FOR PURPOSES OF THIS OFFER, "ON A FULLY DILUTED BASIS" MEANS, AS OF ANY DATE, THE NUMBER OF SHARES OUTSTANDING, TOGETHER WITH SHARES THAT THE COMPANY IS THEN REQUIRED TO ISSUE PURSUANT TO OBLIGATIONS OUTSTANDING AT THAT DATE UNDER CONVERTIBLE SECURITIES, EMPLOYEE STOCK OPTIONS, WARRANTS OR BENEFIT PLANS OR OTHERWISE (ASSUMING ALL SUCH OPTIONS AND WARRANTS ARE THEN EXERCISABLE).

  As of the date of this Supplement, Parent beneficially owns 1,000,100 Shares (approximately 8% of the Shares outstanding). According to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as of September 30, 1996, there were 13,224,267 Shares outstanding. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Company 10-K"), options to purchase 1,669,649 Shares were outstanding under the Company's stock option plans and warrants to purchase 228,767 Shares had been issued. Accordingly, based on this information, as of the date of this Supplement, there were 15,122,683 Shares outstanding on a fully diluted basis, assuming (i) that no Shares were issued (other than those reserved on December 31, 1995, for options and warrants then outstanding) or acquired by the Company after September 30, 1996, (ii) the exercise of all of the options and warrants outstanding as of December 31, 1995 on the date of this Supplement and (iii) that as of the date of this Supplement there are no other obligations to issue Shares. Based on the foregoing information and assumptions, the Minimum Condition would be satisfied if at least 9,132,098 Shares are validly tendered pursuant to the Offer and not withdrawn. However, the Minimum Condition will depend on the facts as they exist on the date on which Shares are purchased pursuant to the Offer.

  If the Minimum Condition is satisfied and the Offer is consummated, the Purchaser believes that it would beneficially own in excess of 85% of the Shares outstanding (excluding 1,418,142 Shares owned as of May 13, 1996 by persons who are directors and also officers of the Company as reported in the Company's Proxy Statement, dated June 17, 1996, relating to the Company's 1996 Annual Meeting of Shareholders (the "Company Proxy Statement")) at the time the Offer commenced (based on 12,588,677 Shares outstanding as of May 13, 1996 as reported in the Company Proxy Statement, assuming that no Shares were issued between May 13, 1996 and August 2, 1996, and assuming no Shares were purchased or sold between such dates by persons who are directors and also officers of the Company), and, accordingly, based on such information and assumptions, the Business Combination Condition would be satisfied. However, based on the actual facts and circumstances, it is possible that even if the Minimum Condition is satisfied the Business Combination Condition may not be satisfied. See "Business Combination Condition" below and Section 8 of this Supplement.

  BUSINESS COMBINATION CONDITION. THE OFFER IS CONDITIONED UPON THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER HAVING BEEN APPROVED PURSUANT TO SECTION 203 OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 ARE OTHERWISE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE PROPOSED MERGER (THE "BUSINESS COMBINATION CONDITION"). THE PROVISIONS OF SECTION 203 ARE DESCRIBED MORE FULLY IN SECTION 15 OF THE OFFER TO PURCHASE.

  Section 203, in general, prohibits a Delaware corporation such as the Company from engaging in a Business Combination (as defined in Section 15 of the Offer to Purchase) with an Interested Stockholder (as defined in Section 15 of the Offer to Purchase) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. See Section 15 of the Offer to Purchase.

  The Purchaser is hereby requesting that the Company's Board of Directors adopt a resolution approving the Offer and the Proposed Merger for purposes of
Section 203. However, there can be no assurance that the Board of Directors of the Company will do so.

  If the Purchaser purchases 8,494,855 Shares pursuant to the Offer (assuming no Shares were issued between May 13, 1996 and August 2, 1996 and assuming no Shares were purchased or sold by persons who are directors and also officers of the Company between such dates), the Purchaser believes that it would beneficially own at least 85% of the Shares outstanding at the time the Offer commenced (excluding 1,418,142 shares owned as of May 13, 1996 by persons who are directors and also officers of the Company, as reported in the Company Proxy Statement) and the Business Combination Condition would be satisfied. However, there can be no assurance as to whether any Shares were issued between May 13, 1996 and August 2, 1996 or as to whether Shares were purchased or sold by persons who are directors and also officers of the Company between such dates and, to the extent that Shares were issued between such dates or shares were purchased or sold by persons who are directors and also officers of the Company between such dates, the purchase of 8,494,855 Shares by the Purchaser pursuant to the Offer may not result in the Business Combination Condition being satisfied. Based on the actual facts and circumstances, it is possible that the Business Combination Condition may not be satisfied even if the Minimum Condition is satisfied.

  RIGHTS CONDITION. THE OFFER IS CONDITIONED UPON THE PURCHASER BEING SATISFIED IN ITS SOLE JUDGMENT THAT EITHER THE RIGHTS HAVE BEEN REDEEMED BY THE COMPANY OR THE RIGHTS ARE UNENFORCEABLE OR OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER (THE "RIGHTS CONDITION"). A COPY OF THE RIGHTS AGREEMENT WAS FILED WITH THE COMMISSION AS AN EXHIBIT TO THE COMPANY'S REGISTRATION STATEMENT ON FORM 8-A, DATED AUGUST 14, 1996 (THE "COMPANY 8-A"), AND SHOULD BE AVAILABLE FOR INSPECTION, AND COPIES MAY BE OBTAINED, IN THE MANNER SET FORTH UNDER "AVAILABLE INFORMATION" IN SECTION 8 OF THE OFFER TO PURCHASE. THE PROVISIONS OF THE RIGHTS AGREEMENT ARE DESCRIBED IN SECTION 4 OF THIS SUPPLEMENT AND IN THE COMPANY 8-A.

  Parent has filed a suit against the Company in the Court of Chancery for the State of Delaware, seeking, among other things, an order enjoining the operation of the Rights and declaring that the Rights are inapplicable or unenforceable as applied to the Offer and the Proposed Merger. See Section 9 of this Supplement.

  Certain other conditions to the Offer are described in Section 8 of this Supplement. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See
Section 8 of this Supplement. The Offer is not conditioned on the receipt of financing.

  THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE REVISED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE AMENDED OFFER

1. AMENDED TERMS OF THE OFFER

  The terms of the Offer are set forth in Section 1 of the Offer to Purchase as supplemented by Section 1 of this Supplement.

  The price per Share to be paid pursuant to the Offer has been decreased from $18.00 per Share to $17.00 per Share, net to the seller in cash and without interest thereon. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay the decreased price for all Shares validly tendered and not withdrawn prior to the Expiration Date (including shares tendered prior to the date of this Supplement). The term "Expiration Date" means 6:00 p.m., New York City time, on Thursday, February 13, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE BUSINESS COMBINATION CONDITION, THE RIGHTS CONDITION AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 8 OF THIS SUPPLEMENT. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

  Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 8 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to
(a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension and delay to the Depositary and (b) waive any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 3 of the Offer to Purchase. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

  If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date, (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

  The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 8 of this Supplement. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in the Offer to Purchase and this Supplement, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3 of the Offer to Purchase.

  The Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) the Purchaser may not delay acceptance for payment of, or payment for (except in order to comply with applicable law), any Shares upon the occurrence of any of the events specified in Section 8 without extending the period of time during which the Offer is open.

  If the Purchaser makes a material change in the terms of the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response.

  Pursuant to Rule 14d-5 of the Exchange Act, on or about December 20, 1996 this Supplement, the related revised Letter of Transmittal and other relevant materials will be delivered to the Company for mailing to record holders of Shares, and the Company will cause such materials to be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR TENDERING SHARES

  Procedures for tendering Shares are set forth in Section 2 of the Offer to Purchase, as supplemented by this Section 2 of this Supplement.

  Tendering shareholders should use the revised GOLD Letter of Transmittal or the revised PINK Notice of Guaranteed Delivery included with this Supplement. However, to the extent the revised GOLD Letter of Transmittal or the revised PINK Notice of Guaranteed Delivery is not obtainable, tendering shareholders may continue to use the BLUE Letter of Transmittal and the GREY Notice of Guaranteed Delivery that were provided with the Offer to Purchase. Although such BLUE Letter of Transmittal indicates that the Offer will expire at 12:00 midnight, New York City time on Thursday, August 29, 1996, shareholders will be able to tender their shares pursuant to the Offer until 6:00 p.m., New York City time, on Thursday, February 13, 1997 (or such later date to which the Offer may be extended). SHAREHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED SHARES PURSUANT TO THE OFFER

USING THE BLUE LETTER OF TRANSMITTAL OR THE GREY NOTICE OF GUARANTEED DELIVERY AND WHO HAVE NOT PROPERLY WITHDRAWN SUCH SHARES HAVE VALIDLY TENDERED SUCH SHARES FOR THE PURPOSES OF THE OFFER, AS AMENDED, AND NEED NOT TAKE ANY FURTHER ACTION.

  Unless the Rights are redeemed prior to the expiration of the Offer, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If Right Certificates (as defined herein) have been distributed to holders of Shares prior to the date of tender pursuant to the Offer, Right Certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If Right Certificates have not been distributed prior to the time Shares are tendered pursuant to the Offer, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver Right Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three Nasdaq National Market trading days after the date Right Certificates are distributed. The Purchaser reserves the right to require that it receive such Right Certificates prior to accepting Shares for payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, Right Certificates, if such certificates have been distributed to holders of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

  See Section 3 of the Offer to Purchase for the procedures for withdrawing Shares tendered pursuant to the Offer.

3. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

  The discussion set forth in Section 6 of the Offer to Purchase is hereby amended and supplemented as follows:

  The Shares are listed and traded on The Nasdaq National Market ("Nasdaq") under the symbol CCON. According to the Company 10-K, as of December 31, 1995, the Shares were held by approximately 1,237 holders of record. The following table sets forth the high and low sales prices per Share as reported on the Dow Jones Historical Stock Quote Reporter Service. According to the Company 10-K and the Company 10-Qs (as defined herein), the Company has not paid dividends on the Shares during the periods covered.

                                                                    HIGH   LOW
                                                                   ------ ------
      1996:
        Third quarter............................................. 19 1/2  8 1/2
        Fourth quarter (through December 17)...................... 17 5/8 15 1/4

  On December 13, 1996, the last full trading day prior to Parent's announcement that it was amending the Offer upon the terms set forth in this Supplement, the closing sale price for the Shares was $16 3/8 per share. The Offer Price of $17 per Share represents a premium of 73% over the average closing sale price for the Shares over the ten trading day period ended on August 1, 1996. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

4. CERTAIN INFORMATION CONCERNING THE COMPANY

  The discussion set forth in Section 8 of the Offer to Purchase is hereby amended and supplemented as follows:

  The Rights. The following is a summary of the material terms of the Rights Agreement. This summary is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed with the Commission as an Exhibit to the Company 8-A and should be available for inspection, and copies may be obtained, in the manner set forth under "Available Information" in Section 8 of the Offer to Purchase. The Company 8-A describes the Rights as follows:

    On August 14, 1996, pursuant to a [Rights Agreement] the Company's Board of Directors declared a dividend of one right (a "Right") to purchase one one-thousandth share of the Company's Series A Participating Preferred Stock ("Series A Preferred") for each outstanding share of Common Stock, $.01 par value ("Common Shares"), of the Company. The dividend is payable on August 26, 1996 (the "Record Date") to stockholders of record as of the close of business on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $70.00 (the "Purchase Price"), subject to adjustment.

  RIGHTS EVIDENCED BY COMMON SHARE CERTIFICATES

    The Rights will not be exercisable until the Distribution Date (defined below). Certificates for the Rights ("Rights Certificates") will not be sent to shareholders and the Rights will attach to and trade only together with the Common Shares. Accordingly, Common Share certificates outstanding on the Record Date (together with the Summary of Rights being distributed by the Company to shareholders of record) will evidence the Rights related thereto, and Common Share certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

  DISTRIBUTION DATE

    The Rights will separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (i) 10 days (or such later date as may be determined by a majority of the directors in office prior to any person becoming an Acquiring Person, as defined below and their approved successors (the "Continuing Directors")) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares, or (ii) 10 business days (or such later date as may be determined by a majority of the Continuing Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares, provided, however, that under the foregoing clause (ii), with respect to the unsolicited tender offer by USS Acquisition Corp., a wholly-owned subsidiary of United States Surgical Corporation for all outstanding Common Shares of the Company as set forth in the Schedule 14D-1 filed with the Securities and Exchange Commission on or about August 2, 1996, the Rights will separate and become exercisable only at such date as is determined by action of a majority of the Continuing Directors then in office. The earlier of such dates is referred to as the "Distribution Date".

  ISSUANCE OF RIGHTS CERTIFICATES; EXPIRATION OF RIGHTS

    As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Shares issued prior to the Distribution Date will be issued with Rights. Common Shares issued after the Distribution Date may be issued with Rights if such shares are issued (i) upon the conversion of outstanding convertible debentures or any other convertible securities issued after adoption of the Rights Agreement or (ii) pursuant to the exercise of stock options or under employee benefit plans or arrangements unless such issuance would result in (or create a risk that) such options, plans or arrangements would not qualify for otherwise available special tax treatment. Except as otherwise determined by the Board of Directors, no other Common Shares issued after the Distribution Date will be issued with Rights. The Rights will expire on the earliest of (i) August 14, 2006 (the "Final Expiration Date") or (ii) redemption or exchange of the Rights as described below.

  INITIAL EXERCISE OF THE RIGHTS

    Following the Distribution Date, and until one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $70.00 per Right, one one-thousandth share of the Series A Preferred.

  RIGHT TO BUY COMPANY COMMON SHARES

    Unless the Rights are earlier redeemed, in the event that an Acquiring Person becomes the beneficial owner of 15% or more of the Company's Common Shares then outstanding, then each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price. In the event that the Company does not have sufficient Common Shares available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substitute cash, assets or other securities for the Common Shares for which the Rights would have been exercisable under this provision or as described below.

  RIGHT TO BUY ACQUIRING COMPANY STOCK

    Similarly, unless the Rights are earlier redeemed, in the event that, after an Acquiring Person becomes the beneficial owner of 15% or more of the Company's Common Shares then outstanding, (i) the Company is acquired in a merger or other business combination transaction, or (ii) 50% or more of the Company's consolidated assets or earning power are sold, proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will have become void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price.

  EXCHANGE PROVISION

    At any time after the acquisition by an Acquiring Person of 15% or more of the Company's outstanding Common Shares and prior to the acquisition by such Acquiring Person of 50% or more of the Company's outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part, at an exchange ratio of one Common Share per Right.

  REDEMPTION

    At any time on or prior to the close of business on the earlier of
  (i) the 10th day following first public announcement that a person has become an Acquiring Person (the "Share Acquisition Date") or such later date as may be determined by a majority of the Continuing Directors and publicly announced by the Company, or (ii) the Final Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right.

  ADJUSTMENTS TO PREVENT DILUTION

    The Purchase Price payable, the number of Rights, and the number of Series A Preferred or Common Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time in connection with the dilutive issuances by the

  Company as set forth in the Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  CASH PAID INSTEAD OF ISSUING FRACTIONAL SHARES

    No fractional portion less than integral multiples of one Common Share will be issued upon exercise of a Right and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Shares on the last trading date prior to the date of exercise.

  NO STOCKHOLDERS' RIGHTS PRIOR TO EXERCISE

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company (other than any rights resulting from such holder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

  AMENDMENT OF RIGHTS AGREEMENT

    The provisions of the Rights Agreement may be supplemented or amended by the Board of Directors in any manner prior to a person becoming an Acquiring Person. After such date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  RIGHTS AND PREFERENCES OF THE SERIES A PREFERRED

    Series A Preferred purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred will be entitled to an aggregate dividend of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment equal to $70,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment. Following the payment of such amount, no additional distributions shall be made to the holders of shares of Series A Preferred unless, prior thereto, the holders of Common Shares shall have received an amount per share equal to the quotient obtained by dividing the amount paid to holders of Series A Preferred by 1,000. Following the payment of each of these amounts, holders of Series A Preferred and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of 1,000 to 1 with respect to such Series A Preferred and Common Shares, on a per share basis, respectively. In the event of a consolidation, merger or similar transaction by the Company, the holders of the Series A Preferred will be entitled to receive an amount per share equal to 1,000 times the aggregate amount of cash, securities, or other property for which each Common Share is exchanged in such transaction. Each share of Series A Preferred will have 1,000 votes, voting together with the Common Shares. These rights are protected by customary anti-dilution provisions.

    Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Preferred, the value of the one one-thousandth interest in a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one Common Share.

  CERTAIN ANTI-TAKEOVER EFFECTS

    . . . [T]he Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

  Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Company 10-K and the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and 1996 (the "Company 10-Qs"). More comprehensive financial information is included in the Company 10-K, the Company 10-Qs and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K, the Company 10-Qs and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth under "Available Information" in Section 8 of the Offer to Purchase.

                              CIRCON CORPORATION

                        SELECTED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

CIRCON CORPORATION AND SUBSIDIARIES

                               NINE MONTHS ENDED       FISCAL YEAR ENDED
                                 SEPTEMBER 30,           DECEMBER 31,
                               -----------------  ----------------------------
                               1996(1)    1995     1995(2)     1994   1993(3)
                               -------- --------  ---------  -------- --------
INCOME STATEMENT DATA:
Net Sales....................  $115,393 $121,867  $ 160,447  $157,041 $156,861
Gross Profit.................    64,133   62,268     83,640    88,569   80,972
Operating Income (Loss)......     4,269      946      3,820    13,753   (1,454)
Net Income (Loss)............       839   (6,408)    (5,393)    6,509   (6,212)
Net Income (Loss) per Share..      0.06    (0.49)     (0.41)     0.51    (0.50)
Weighted Average Shares
 Outstanding.................    13,201   13,034     13,237    12,738   12,418
BALANCE SHEET DATA:
Total Assets.................  $170,851 $181,642  $ 181,399  $184,129 $177,301
Total Debt...................    55,009   72,035     72,292    73,483   74,184
Total Shareholders' Equity...    95,816   83,026     87,172    86,965   81,768

--------
No cash dividends have been paid during the periods presented.
(1) The Company reserved $3,200 in the third quarter of 1996 for expenses related to the Offer and certain stockholder litigation. The Company recognized a $2,000 non-recurring tax benefit in the second quarter in connection with the liquidation of Cabot Medical.
(2) In connection with the merger of the Company and Cabot, $13,369 (pre-tax) of merger costs and non-recurring combination expenses were incurred and charged to expense in the third quarter of 1995. These costs include $8,433 associated with the elimination of duplicative, excess, and obsolete inventories and related production equipment, and reorganizing and cross training the sales force, and $4,936 of fees and other expenses specifically associated with the merger process.
(3) During 1993, in response to anticipated changes in the health care industry caused by proposed health care reform legislation, both the Company and Cabot recorded special charges. This included $6,521 charged to cost of sales for write-down of inventory related to product restructuring, and $4,867 charged to operating expense, consisting of 1) $2,034 write-off of salesmen's demonstration equipment and 2) $2,833 for organization streamlining and facility rationalization program including severance, relocation, disposal costs and other related charges.

  Company Information. The information concerning the Company contained in this Supplement has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

5. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER


  Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the information contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1995 (the "Parent 10-K") and Parent's Quarterly Reports on Form 10-Q for the nine month periods ended September 30, 1995 and 1996 (the "Parent 10-Qs"). More comprehensive financial information is included in the complete financial statements of Parent contained in the Parent 10-K and the Parent 10-Qs on file with the Commission, and such financial statements are incorporated herein by reference.

                      UNITED STATES SURGICAL CORPORATION

                        SELECTED FINANCIAL INFORMATION

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           NINE MONTHS ENDED          FISCAL YEAR ENDED
                             SEPTEMBER 30,               DECEMBER 31,
                         --------------------- --------------------------------
                            1996     1995(1)    1995(1)    1994(2)    1993(3)
                         ---------- ---------- ---------- ---------- ----------
INCOME STATEMENT DATA:
 Net Sales.............. $  829,600 $  759,000 $1,022,300 $  918,700 $1,037,200
 Income (loss) before
  income taxes..........    100,400     64,100     89,800     32,700   (137,400)
 Net income (loss)......     77,300     59,400     79,200     19,200   (138,700)
 Net income (loss) per
  common share and
  common share
  equivalent (primary
  and fully diluted)....      $1.05       $.79      $1.05       $.08     $(2.48)
 Average number of
  common shares and
  common share
  equivalents
  outstanding...........     59,600     56,900     57,000     56,600     56,000
 Dividends declared per
  common share..........       $.06       $.06       $.08       $.08      $.245
BALANCE SHEET DATA:
 Total assets........... $1,440,600 $1,185,000 $1,265,500 $1,103,500 $1,170,500
 Long-term debt.........    152,600    211,200    256,500    248,500    505,300
 Stockholders'
  equity(4).............  1,004,200    725,800    741,100    662,000    443,900

--------
(1) In the third quarter of 1995, Parent reached an agreement with respect to the settlement of all issues raised by the Internal Revenue Service in the examination of the Parent's income tax returns for the years 1984 through 1990. As a result of the agreement, Parent recognized a net credit to the tax provisions of $10 million ($.18 per common share) in the third quarter of 1995.
(2) In the fourth quarter of 1994, Parent signed a letter of intent to purchase certain assets of its independent distributor in Japan, which included inventory of Parent's products purchased by the independent distributor but not yet sold to third parties at December 31, 1994. Sales and Net Income were reduced by $17 million and $8 million ($.14 per common share), respectively, in anticipation of the pending reacquisition of these products and valuing these products at the Parent's cost.
(3) Income (loss) before income taxes and net income (loss) for 1993 include restructuring charges of $137.6 million and $129.6 million ($2.31 per share), respectively.
(4) Included in Stockholders' equity in 1996, 1995 and 1994 is $191.5 million of convertible preferred stock which has liquidation value of $200.0 million.

6. SOURCE AND AMOUNT OF FUNDS

  The discussion set forth in Section 10 of the Offer to Purchase is hereby amended and restated in its entirety as follows:

  The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Proposed Merger is estimated to be approximately $240 million. The Purchaser plans to obtain all funds needed for the Offer and the Proposed Merger through a capital contribution or loan from Parent. Certain covenants in agreements relating to outstanding debt of the Company could require prepayment by the Company of such debt in the event the Offer is consummated. In such event, Parent would intend to negotiate waivers of such covenants or to refinance such debt.

  Parent plans to obtain the funds for such capital contribution or loan from its available cash and working capital and pursuant to one or more credit facilities as described below.

  Parent has entered into a definitive credit agreement (the "New Credit Agreement"), dated September 16, 1996, among Parent, the lenders party thereto, The Bank of New York, as Administrative Agent, and Morgan Guaranty Trust Company of New York, as Documentation Agent, to provide Parent and the Purchaser with financing. The New Credit Agreement provides up to $175 million in borrowings in addition to Parent's existing $325 million credit facility which is described below. Closing of the New Credit Agreement, which must occur prior to any borrowings, is subject to certain conditions, including, among other things, (i) the inapplicability of the Rights Agreement to the Offer; (ii) the inapplicability of Section 203 to the Offer; (iii) the acquisition by Parent or the Purchaser of sufficient shares to approve the Proposed Merger without the approval of any other shareholders of the Company;
(iv) the satisfaction of all conditions to the Offer; and (v) the approval of the Merger, if required, by the board of directors of the Company. Borrowings under the New Credit Agreement are subject to certain specified conditions including, among other things, the absence of any defaults under the New Credit Agreement.

  The final maturity date of the New Credit Agreement is January 5, 2001. The definitive credit documentation contains pricing and other terms substantially similar to those of the Credit Agreement (as defined herein).

  Parent has entered into the New Credit Agreement in order to obtain funds to be used to purchase shares in the Offer. In addition to the funds to be borrowed pursuant to the New Credit Agreement, Parent will obtain the funds to be contributed or loaned to Purchaser from its available cash and working capital and pursuant to its primary credit agreement (the "Credit Agreement"), dated as of December 20, 1995, among Parent, certain of Parent's subsidiaries, NationsBank, N.A., as Administrative Agent, The Bank of New York, as Yen Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, and the signatory banks thereto. The Credit Agreement provides for up to $325 million in borrowings, and as of November 30, 1996, approximately $7 million in borrowings, representing the U.S. dollar equivalent of yen borrowings were outstanding. The Credit Agreement provides Parent with a choice of interest rates based upon the CD rate, the prime rate, or the LIBOR, for U.S. dollar borrowings. Prime rate loans bear interest at the higher of the prime rate as established by NationsBank, N.A. and the sum of the federal funds rate plus .5%. The actual interest charges paid by the Company for LIBOR and CD rate loans are determined by a pricing schedule which considers the ratio of consolidated debt at each calendar quarter end to consolidated earnings before interest, taxes, depreciation and amortization for the trailing twelve months. Additional borrowings under the Credit Agreement are subject to the satisfaction of certain conditions contained therein. Parent expects that future borrowings under the Credit Agreement will be LIBOR based. Under the Credit Agreement, the interest rate at December 1, 1996 for a three month LIBOR borrowing would be approximately 5.8%. Parent is also subject to facility fees (ranging from 15 to 35 basis points per annum). The Credit Agreement includes representations and warranties, covenants, events of default and other terms customary to financings of that type.

  A copy of the New Credit Agreement was filed as Exhibit (10)(a) to Parent's Quarterly Report on Form 10-Q for the period ended September 30, 1996 and is incorporated herein by reference.

7. BACKGROUND OF THE OFFER SINCE AUGUST 2, 1996; REASONS FOR REDUCTION IN
PRICE

  The discussion set forth in Section 11 of the Offer to Purchase is hereby amended and supplemented as follows:

  On August 2, 1996, Parent announced that it had commenced the Offer and published a summary advertisement announcing the commencement of the Offer.

  On August 15, 1996, the Company's Board of Directors recommended that stockholders not tender their Shares to Parent. The Company's
Solicitation/Recommendation Statement on Schedule 14D-9, dated August 14, 1996 (together with all amendments thereto, the "Schedule 14D-9"), disclosed, among other things, that the Board of Directors of the Company had determined that

  . . . [T]he best means for providing value to its stockholders is for the Company to continue to pursue its strategic plan and not to be put up for sale at this time. The Board unanimously concluded that the Offer is inadequate and not in the best interests of the Company and its stockholders. In particular, the Board determined that the Company's strategic plan offers the potential for greater long term benefits for the Company's stockholders than the Offer, based on, among other things, greater opportunities for business expansion, revenue and earnings growth, as well as benefits following the full integration of the business of [Cabot] into the Company.

  On August 16, 1996, the Company announced that it had mailed the following letter to all of its employees:

                                                              August 16, 1996
  FELLOW EMPLOYEES:

    You are all aware that two weeks ago, U.S. Surgical announced that it was making an offer to acquire Circon. Specifically, they began a tender offer for Circon shares at $18 per share. A tender offer is a particular offer to buy Circon common stock that is governed by the federal securities laws. Under these laws, the offer cannot close until August 29; that is, U.S. Surgical cannot buy shares, even if stockholders want to sell them, until that date.

    This is an unsolicited offer. We have never said Circon was for sale. We are not trying to sell the company. We did not ask U.S. Surgical to make an offer. We did not even know it was coming. I was informed of the offer for the first time the night before it was made.

    But I and the other members of the Board of Directors have a fiduciary duty to carefully review any offer and to decide if it is in the best interests of the stockholders, employees, customers and other constituencies to accept or reject the offer. The Board has now carried out this duty. We have met on several occasions over the last ten days to consider the offer. We retained expert financial and legal advisers to assist the Board. We reviewed the offer and the company's situation, including the company's strategic plan, in detail and reached a decision based on this careful and thorough study.

    Based on this review, the Board unanimously rejected U.S. Surgical's offer. Circon was not for sale before this offer, and we are still not trying to sell the company. We have a strategic plan in place. It is an excellent plan, and we are confident that we can continue to put it into effect. We believe it will produce superior value for our stockholders. We also decided that even if we were planning to sell the company, the price that U.S. Surgical has offered is entirely inadequate. Additionally, U.S. Surgical's offer is highly conditional.

  Therefore, the board formally recommended that our stockholders not tender their shares to U.S. Surgical. That recommendation is included in documents we sent to all stockholders earlier today.

    The Board took one other action that is important in this context. We adopted a stockholders rights plan. These plans are becoming increasingly common these days and are already in place in many of the Fortune 500 companies. What our plan means is this: if U.S. Surgical, or any other stockholder, acquires more than 15 percent of all our shares without Board approval, then every other stockholder essentially has the right to purchase additional shares at a price equal to half their market value.

    The importance of this stockholders rights plan is that it makes it very expensive--prohibitively expensive--for someone to take over Circon without the approval of the Board of Directors. The Board has the opportunity to examine all alternatives and make a decision or recommendation that is best for stockholders, and also look out for the interests of employees and customers.

    This morning, we filed a formal statement, saying these things, with the Securities and Exchange Commission, sent a copy of this statement to all of our stockholders, and issued a press release announcing our decision. The question is: What happens now? And what does it mean for you?

    Unless we hear something to the contrary, we have to assume that U.S. Surgical is going to proceed with its tender offer despite our Board's negative recommendation. It is a definite possibility that U.S.
  Surgical will take legal action challenging Board actions including the stockholders rights plan.

    The U.S. Surgical offer expires on August 29th. But is very common for these offers to be extended once, twice, even half a dozen times. That often happens when the company making the offer does not get enough shares tendered, and hopes that with a little more time, it can change a few more minds. Bruce Thompson and I will be spending a lot of time between now and the 29th talking to our stockholders, and we expect U.S. Surgical will be doing exactly the same.

    An extension could also happen because, in the end, it will be very difficult for U.S. Surgical to succeed without gaining the approval of the Board. So they could keep extending their offer to try to increase the pressure on us. The process could go on for quite a long time. Just last week, we heard that Moore Corporation dropped its effort to take over Wallace Computer Services after a year of trying. Earlier this year, Hasbro turned back a hostile bid from Mattel, and Alumax turned back one from Kaiser Aluminum.

    It is also very common these days for bidders and others to file lawsuits to try and further pressure the Board. Just looking at recent offers, the Wallace and Hasbro Boards were sued within days after their rejection of bids.

    There are a number of other things that could happen. I am not going to try to list them all here. The important point is that the Board's position is this: We have got a great future ahead of us. That future is going to create a lot of value for our stockholders. We do not need to sell the company to create this value for our stockholders. And, even if we did want to sell, this offer just would not cut it.

    We will keep you informed of new developments as they arise. But I understand that this is a disturbing period for all of you. It is tough to concentrate. Believe me, I feel exactly the same way. But I know we are taking the right course, and I am confident we can make it work.

    The Board knows that employee morale and security are essential if we are going to keep this company growing and do all the things we need to do in the coming months. For that reason, the Board has engaged a consultant to advise us on an employee retention program that is appropriate for our situation. We have asked our consultant to move quickly, and I will report back to you on whatever decision we make.

    Two more things: Now that we have said "no" to U.S. Surgical, you may find members of the press trying to get comments they can put in their newspapers. A remark that is taken out of context could be harmful to us. So let me ask that you refer any press inquiries you receive to Bruce Thompson's office. You may also get calls from stock market speculators, although they may identify themselves otherwise. Send these calls to Bruce's office as well. The rule should be: don't discuss anything related to the current situation with people outside the company.

    Lastly, in a situation like this, success is often the best defense. The better we perform, the more investors will believe in our strategic plan, and in our ability to make it happen.

    As you all know, we have had a bumpy ride in the last few months--for a lot of reasons I do not need to rehash here. That is why our stock price has dropped to a point where U.S. Surgical can make a low-ball offer look like a big premium. I hope you also know, we are starting to see light at the end of the tunnel, and we feel very good about our chances of getting back on our growth track in the near future. I suspect that is one reason why U.S. Surgical is so interested right now at this moment.

    The fact that we are getting back on track is due to a lot of hard work from all of you. I and all members of the Board, are deeply appreciative of the effort and ingenuity you have put into Circon. But this is not the time to let up. Now, more than ever, our performance really matters.

                                          Sincerely,

                                          CIRCON CORPORATION

                                          /s/ Richard A. Auhll

                                          RICHARD A. AUHLL
                                          President
                                          Chairman of the Board

  On August 16, 1996, Parent issued the following press release:

  NORWALK, CONN.--United States Surgical Corporation (NYSE:USS) announced today that it stands behind its cash tender offer, commenced on August 2, 1996, for all the outstanding common shares of Circon Corporation (NASDAQ:CCON) at $18 per share.

  Leon C. Hirsch, Chairman and Chief Executive Officer of United States Surgical Corporation, said, "We are disappointed that Circon's Board of Directors has shown what we believe to be a total disregard for the best interest of its shareholders in summarily rejecting our offer. Circon's Board made their decision without even attempting to contact or meet with us to discuss the offer.

  "Despite Circon's poor performance, missed forecasts and deteriorating shareholder value before our tender, their directors offer shareholders no alternative and no firm value other than a continuation of a "strategic plan' that has not produced results. Instead, they adopt a poison pill in an attempt to forbid their shareholders from accepting our generous offer, which represents a premium of 83% over the average closing price of Circon's common stock during the ten days prior to the offer.

  "We remain confident that this is a highly attractive opportunity for Circon shareholders and we expect that they will make their own sentiments clearly known to Circon's Board and management.

  "In our conversation on August 1st, Richard A. Auhll, Chairman,
  President and Chief Executive Officer of Circon, said that he would confer with his advisors and get back to me. Neither Mr. Auhll, nor any of his management team, directors or advisors has contacted us.

  "We believe U.S. Surgical's proposal is in the best interest of Circon's shareholders and employees. The sales and operating synergies between U.S. Surgical and Circon are significant, and together the companies can better serve customers and employees." Mr. Hirsch added, "Delaying direct discussions postpones these benefits for all. We hope Circon's management and directors will recognize their duty and obligations to their shareholders, and enter into meaningful discussions to move the proposed merger forward."

  United States Surgical Corporation is a diversified surgical products company specializing in technologies that improve patient care and lower health care costs.

  On August 17, 1996, the 15-day waiting period under the HSR Act expired.

  On August 19, 1996, the Company issued the following press release:

  SANTA BARBARA, CALIFORNIA (AUGUST 19, 1996)--Circon Corporation (NASDAQ-NMS:CCON) announced today that it and certain of its officers and the individuals who serve on its board of directors were named as defendants in three lawsuits filed last week in Delaware Chancery Court. The three suits were brought by individuals who claim to be stockholders of Circon. Each suit seeks to be certified as a class action on behalf of all Circon stockholders. The suits, which are similar in substance, allege that Circon and the named individuals violated certain fiduciary duties to Circon's stockholders in connection with the Company's response to an unsolicited tender offer made by United States Surgical Corporation on August 2, 1996. The complaints seek various forms of relief, including injunctive relief and unspecified monetary damages. Circon has reviewed the allegations and claims contained in the plaintiffs' complaints, and believes that they are without merit. The Company and the named individuals intend to vigorously defend against these claims.

  Circon is the leading U.S. supplier of products for minimally invasive urological and gynecological surgery, including such hardware products as endoscopes and video systems, and such disposable products as urological stents, laproscopic suction-irrigation devices, and a wide variety of gynecological products.

  On August 20, 1996, Parent issued the following press release:

  NORWALK, CONN.--United States Surgical Corporation (NYSE:USS) announced, with respect to its $18 cash tender offer for all outstanding shares of common stock of Circon Corporation (NASDAQ:CCON), that the Hart-Scott-Rodino waiting period has expired. This waiting period refers to the time during which the government could review the proposed merger and raise anti-trust concerns. As a result, no further governmental review is required to consummate the offer. A USS spokesperson stated that, "The company is pleased in overcoming our first obstacle to concluding our proposal to acquire Circon".

  The tender offer is scheduled to expire at midnight, EDT on Thursday, August 29, 1996 unless extended.

  United States Surgical Corporation is a diversified surgical products company specializing in technologies that improve patient care and lower health care costs.

  On August 27, 1996, the Company issued the following press release announcing that its board of directors had adopted certain employee retention plans:

  SANTA BARBARA, CALIFORNIA (AUGUST 27, 1996)--Circon Corporation (NASDAQ-NMS: CCON) announced today that its board of directors has adopted a plan to retain certain key Circon employees by providing them with retention benefits payable upon their remaining with the Company for a specified period, and certain severance benefits payable upon an involuntary termination of employment, following a change in control of the Company.

  Richard Auhll, chairman of the board, president, and chief executive officer of Circon stated, "The key to our business is attracting and retaining a highly skilled workforce. The board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of our employees, notwithstanding the possibility, threat, or occurrence of a change in control of the Company. This Plan is designed to help the Company retain our employees, thereby enabling Circon to pursue its strategic plan."

  Circon is the subject of a hostile tender offer by U.S. Surgical which is scheduled to expire August 29, 1996. In a release dated August 15, 1996, Circon's board recommended that its stockholders reject U.S. Surgical's bid and recommended that they not tender their shares. At the same time, the Company announced a Stockholders Rights Plan.

  Circon is the leading U.S. supplier of products for minimally invasive urological and gynecological surgery, including such hardware products as endoscopes and video systems, and such disposable products as urological stents, laparoscopic suction-irrigation devices, and a wide variety of gynecological products.

  On August 30, 1996, Parent issued a press release announcing an extension of the Offer until 6:00 p.m. New York City time, on September 30, 1996, unless further extended.

  On August 30, 1996 the Company issued the following press release:

  SANTA BARBARA, CALIFORNIA (AUGUST 30, 1996)--Circon Corporation (NASDAQ-NMS:CCON) responded today to U.S. Surgical's extension of its tender offer which was scheduled to expire August 29, but was extended by U.S. Surgical without their purchasing any shares tendered. U.S. Surgical continues to own only 1,000,100 shares of Circon stock.

  Richard A. Auhll, chairman of the board, president, and chief executive officer of Circon said, "We continue to strongly recommend that our stockholders not tender their shares. We firmly believe that execution of our strategic plan will generate superior value for our stockholders."

  U.S. Surgical made an unsolicited bid for Circon shares on August 2. Circon announced on August 15 its board's recommendation that Circon stockholders not tender their shares. At the same time, the Company announced board approval of a Stockholders Rights Plan. Earlier this week, Circon announced an Employee Retention Plan which would be triggered in the event of any change in control of the Company. This Plan is designed to retain key employees to strengthen the Company during this period of uncertainty.

  Circon is the leading US. supplier of products for minimally invasive urological and gynecological surgery, including such hardware products as endoscopes and video systems, and such disposable products as urological stents, laparoscopic suction-irrigation devices, and a wide variety of gynecological products.

  On September 3, 1996 the Company announced that it had mailed the following letter to all of its employees:

  Dear Fellow Employees:

    I am writing to give you an update on the U.S. Surgical Corporation
  (USSC) hostile tender offer, and to clear up some misconceptions you may have encountered.

    1. CURRENT SITUATION

    We are not surprised that today USSC was forced to "extend" and not consummate its August 2 hostile takeover offer because several of the conditions of its offer could not be met.

    Without the approval of our Board of Directors, this hostile offer has very little chance of success due to our defensive positions. Our Board has already rejected it. Current circumstances have encouraged short term speculation in our stock. We believe in time we will attract more shareholders interested in the strategic value of this Company.

    As a practical matter, the extension of the offer extends this period of distraction for all of us at Circon. Let me reiterate what I said to you earlier this week: WE NEED YOU TO REMAIN FOCUSED. The best thing we can do for ourselves and our Company is to continue to work hard to serve our customers. We have a strategic plan in place which will reward stockholders with greater value than they can obtain through tendering their shares in this offer.

    Now, I would like to give you important background information and clear up any misconceptions or misinformation you may have encountered.

    TENDERED vs OWNED SHARES

    USSC still owns only 1.0 million shares of Circon stock. By comparison, I own nearly 1.6 million shares. A "tendered share" is an offer to sell a share to USSC. However, USSC has several means of not actually buying a tendered share. One way is to unilaterally "extend" the time when they would actually buy the tendered stock. They can also unilaterally withdraw the offer to buy any stock at any time. Thus, there is a big difference between a share owned by USSC and a share tendered to USSC.

    NUMBER OF SHARES TENDERED

    We were not surprised, for several reasons, that 63% of the outstanding shares were tendered to USSC. First of all, the selling stockholders also have the right to cancel their tender at any time, so they had nothing to lose by mailing theirs to USSC. Also, the activity in Circon has attracted a number of short term speculators. Moreover, in these situations it is not unusual to have a high percentage tendered. For instance, when Moore made a hostile offer for Wallace Computer, it obtained tenders for 73.5% of all stock just before it FAILED in its attempt.

    TIMING

    The U.S. Surgical offer now expires on September 30th. But it is very common for these offers to be extended once, twice, even half a dozen times. That often happens when the company making the offer does not get enough shares tendered and does not obtain the desired conditions.

    An extension could also happen because, in the end, it will be very difficult for U.S. Surgical to succeed without gaining the approval of the Board. So they could keep extending their offer to try to increase the pressure on us. The process could go on for quite a long time. Moore Corporation recently dropped its effort to take over Wallace Computer Services after a year of trying. Earlier this year, Hasbro turned back a hostile bid from Mattel, and Alumax turned back one from Kaiser Aluminum.

    2. BACKGROUND INFORMATION

    CIRCON STOCKHOLDERS RIGHTS PLAN

    On August 15, Circon announced a Stockholders Rights Plan to protect all of its stockholders against coercive and abusive offers.

    These plans are becoming increasingly common these days and are already in place in many of the Fortune 500 companies. What our plan means is this: if USSC or any other stockholder, acquires more than 15 percent of all our shares without Board approval, then every other stockholder, except USSC, essentially has the right to purchase additional Circon shares at half the market price. Also, under certain conditions, Circon shareholders could also buy USSC stock at half the market price.

    The importance of this stockholders rights plan is that it makes it very expensive--prohibitively expensive--for someone to take over Circon without the approval of the Board of Directors.

    EMPLOYEE RETENTION PLAN

    On August 27, Circon announced an Employee Retention Plan to retain certain key Circon employees by providing them with retention benefits payable upon their remaining with the Company for a specified period, and certain severance benefits payable upon an involuntary termination of employment, following a change in control of the Company. We were limited as to how many employees could be put onto the Plan, but all employees benefit through our existing severance policy.

    The key to our business is attracting and retaining a highly skilled workforce. The Board determined that it is in the best interest of Circon and its stockholders to assure that the Company will have the continued dedication of our employees with the possibility, threat, or occurrence of a change in control of the Company. This Plan is designed to help Circon retain its employees, thereby enabling successful pursuit of its strategic plan.

    LAWSUITS

    It is very common these days for hostile bidders and others to file lawsuits to try and pressure the Board. Just look at recent offers. The Wallace and Hasbro Boards were sued within days after their rejection of bids. Lawsuits are an every day part of business. I would not be surprised that if the Board had accepted the USSC offer, it would have been sued by many shareholders as well.

    3. CONCLUSION

    This was an unsolicited offer. We have never said Circon was for sale. We are not trying to sell the Company. We did not even know the offer was coming. I was informed of the offer for the first time the night before it was made.

    There are a number of other things that could happen going forward. I am not going to try to list them all here. We have retained expert financial and legal advisors to help us prevail, no matter what USSC does. The important point is that the Board's position is this: we have a great future ahead of us. That future is going to create a lot of value for our stockholders. We do not need to sell the Company to create this value for our stockholders.

    Lastly, in a situation like this, success is often the best defense. The better we perform, the more investors will believe in our strategic plan, and in our ability to make it happen.

    As you know, we have had a bumpy ride in the last few months--for a lot of reasons I do not need to rehash here. That is why our stock price has dropped to a point where USSC can make a low-ball offer look like a big premium. I hope you also know, we are making good progress and feel very good about our chances of getting back on our growth track in the near future. I suspect that is one reason why USSC is so interested in Circon.

    The fact that we are getting back on track is due to a lot of hard work from all of our team. I and all members of the Board, are deeply appreciative of the effort and ingenuity you have put into Circon. But this is not the time to let up. Now, more than ever, our performance really matters.

                                          Sincerely,

                                          CIRCON CORPORATION

                                          /s/ Richard A. Auhll

                                          RICHARD A. AUHLL
                                          President
                                          Chairman of the Board

  On September 17, 1996 Parent filed a suit against the Company in the Court of Chancery for the State of Delaware, asking the court, among other things, to enjoin and void the Company's recently adopted "poison pill" and "golden parachutes." See Section 9 of this Supplement.

  On September 17, 1996, Parent issued the following press release:

  NORWALK, Conn.--United States Surgical Corporation (NYSE:USS) announced today that it has filed suit against Circon Corporation (NASDAQ:CCON) in the Court of Chancery for the State of Delaware, asking the court to enjoin and void Circon's recently adopted "poison pill" and "golden parachutes."

  The lawsuit claims that Circon's Board of Directors breached their fiduciary duties by adopting the "poison pill" and "golden parachutes" for the improper sole purpose of cementing President and CEO Richard A. Auhll's continuing control over the company which he founded. The lawsuit cites Mr. Auhll's recent statement to Circon's employees that Circon has "retained expert financial and legal advisors to help us prevail NO MATTER WHAT USS DOES" (emphasis added), as confirmation that Circon's Board has determined to resist any offer threatening Mr. Auhll's control, regardless of the price of the offer or the consequences of such resistance to Circon's shareholders.

  The lawsuit further claims that Circon's stated desire to protect the benefits and purported synergies of its acquisition last year of Cabot Medical Corporation does not justify the "poison pill" and "golden parachutes." According to the lawsuit, based on Circon's public announcements, Circon's sales and financial results since the acquisition have been disappointingly poor; and the benefits and synergies of the Cabot acquisition that Circon has been publicly predicting for approximately 17 months have not been achieved. The lawsuit states that Circon's shareholders should now be permitted to decide for themselves whether the USS offer is a superior alternative to Circon management's long-term strategic plan.

  In addition, the lawsuit claims that Circon's recently adopted "golden parachute" compensation plans were adopted for the same improper purpose as the "poison pill." The suit alleges that the "golden parachutes" do not truly incentivize employees, and that their only function is to discourage any change in control. The lawsuit further claims that Circon has made numerous materially false and misleading statements in opposition to the tender offer.

  U.S. Surgical also said today that it will file shortly a separate lawsuit against Circon in Delaware Chancery Court seeking to compel Circon to provide USS with full information necessary to enable USS to communicate directly with Circon's shareholders concerning its offer. USS has requested this information from Circon pursuant to its rights under Delaware law, but to date Circon has refused to provide all such information.

  USS also said that, as a result of Circon's adoption of the "poison pill" rights plan, USS' offer is now conditioned upon, among other things, the redemption of the rights issued pursuant to such plan, or USS being satisfied, in its sole discretion, that the rights have been invalidated or are otherwise inapplicable to the offer and proposed second-step merger.

  According to a USS senior spokesperson, "We are committed to pursuing a combination of USS and Circon. Our cash tender offer of $18 per share resulted in nearly 7 million shares being tendered as of August 29, 1996, despite the efforts Circon's management undertook to discourage shareholders from tendering. The shares tendered, combined with the shares owned by USS, amount to approximately 76% of the stock not owned by Circon's management and Board. We are delighted by the support we have already received from Circon's shareholders, and we are hopeful that even more shareholders will see the merits of our offer and tender their shares prior to or on September 30th, the date to which the offer has been extended. We hope that Circon's Board and management will recognize the business realities and agree to meet with us. In the meantime, we will not stand by while they illegally erect obstacles to our tender offer."

  United States Surgical Corporation is a diversified surgical products company specializing in minimally invasive technologies that improve patient care and lower health care costs.

  On September 18, 1996, Parent filed a suit against the Company in the Court of Chancery for the State of Delaware, seeking, among other things, to compel the Company to provide Parent with full information necessary to enable Parent to communicate directly with the Company's shareholders concerning its offer. See Section 9 of this Supplement.

  Also on September 18, 1996, Parent mailed the following letter to the shareholders of the Company:

  September 18, 1996

  Dear Circon Shareholder:

  We are delighted that so many of Circon's shareholders have recognized that our cash offer of $18 per share presents an opportunity to maximize value that should not be ignored. Nearly seven million shares have been tendered as of August 29, 1996. Combined with the shares owned by U.S. Surgical, this amounts to approximately 76% of the stock not owned by Circon's management and Board.

  We have extended the tender offer to 6:00 p.m. on September 30, 1996. If you have not already done so, we are hopeful that you will join your fellow shareholders in recognizing the merits of the offer and tendering your shares.

  We urge you to weigh Circon's management's promises of future growth against our concrete offer of $18 in cash, an 83% premium over the average 10-trading day price of Circon stock when it was made. Circon is advising you not to tender. Instead, they are asking you to make yet another leap of faith and retain your investment in an uncertain future. We believe that trust in current management is fraught with risks in light of Circon's lamentable litany of broken promises since the announcement of its agreement to acquire Cabot Medical some seventeen months ago.

  Since that announcement, Circon has conducted a publicity campaign touting the cost-savings, synergistic integration of sales forces, and steadily improved financial performance that would result from the acquisition. Circon's CFO predicted on June 6, 1996, "As 1996 unfolds, you will begin to see that things are very positive./1/"

  The reality of Circon's performance stands in sharp contrast.

  Earnings have shown a significant decline from pre-merger financial results. For the second quarter of 1996, the most recent period for which results are publicly available, Circon had a loss per share of $0.10 (disregarding a $2 million non-recurring tax benefit)/2/, down from earnings per share of $0.03 in the same period the prior year. Sales for the quarter were $37.1 million--an 11% decline, and gross profit dropped approximately 8%. Most significantly, Circon reported a loss from operations of $1.1 million for this quarter, a precipitous decline from over $2.2 million in income from operations in the second quarter of 1995.

  Circon's initial optimistic view of potential sales force integration has been superseded by the following statements:

  .There can be no assurance that integration [of product offerings and sales forces] will be accomplished successfully or achieve the expected synergies./3/

  .The productivity of the combined U.S. Direct sales force has been below expectations./4/

  .There can be no assurance that current efforts to improve the productivity of the direct sales force will be successful./5/

  AND YET THEY STILL SAY DON'T TENDER YOUR SHARES.

  Circon continues to refuse to meet with us to discuss a business combination with clear benefits for Circon's shareholders and customers.

  We are still hopeful that Circon's Board and management will acknowledge the benefits of our offer to Circon shareholders and meet to discuss our offer. Until then, we are committed to pursuing every avenue to complete this deal.

  We are seeking legal recourse; yesterday we filed a lawsuit in Delaware Chancery Court to have Circon's recently adopted "poison pill" and "golden parachutes" enjoined and voided by the Court. Since Circon has said that it has no intention of negotiating with us or any other potential purchasers, the "pill" and "parachutes" can have only one objective: to entrench management by preventing the sale of Circon.

  If you have not already tendered your shares, we hope you will do so before September 30th. Ask yourself: Can you realize value by trusting the promises of Circon's management given their past track record? We think Circon's poor performance since the Cabot Medical merger and the Board's actions to protect only itself and entrench management, speak for themselves. We urge you to add your voice to your fellow shareholders and support our offer.

  On behalf of the United States Surgical Corporation Board of Directors

                                          /s/ Leon C. Hirsch
                                          -------------------------
                                          Leon C. Hirsch, Chairman

  --------
  /1/Interview with Bruce Thompson reported by Reuters on June 6, 1996.

  /2/Circon reported earnings per share of $.05 including the non-recurring tax benefit.

  /3/Circon Corporation Form 10-Q for Quarter ended June 30, 1996.

  /4/Circon Corporation Form 10-Q for Quarter ended June 30, 1996.

  /5/Circon Corporation Form 10-Q for Quarter ended June 30, 1996.

  On September 18, 1996, Parent placed the following advertisement in the Wall Street Journal:

                     AN OPEN LETTER TO CIRCON SHAREHOLDERS:
                            THANKS FOR YOUR SUPPORT

  September 18, 1996

  Dear Circon Shareholder:

  We are writing to thank you for your strong support for a combination of U.S. Surgical and Circon. Our cash tender offer for all Circon shares at $18 per share resulted in nearly seven million shares being tendered as of August 29, 1996, despite the efforts Circon's management undertook to discourage the tender. The shares tendered, combined with the shares owned by U.S. Surgical, amount to approximately 76% of the stock not owned by Circon's management and Board.

  We are delighted so many of you recognize that our offer, which represented an 83% premium over the average 10-trading day price of Circon stock prior to commencement, should not be ignored. We have extended our offer to September 30, and we are hopeful that even more shareholders will see the merits of our offer and tender their shares.

  We are committed to this deal and have repeatedly asked that Circon meet with us to discuss our offer. We are also seeking legal recourse; yesterday we filed a lawsuit in the Delaware Chancery Court to have Circon's recently adopted "poison pill" and "golden parachutes" enjoined and voided by the Court. Since Circon has made clear that it has no intention of negotiating with us or any other potential purchaser, the "pill" and "parachutes" can have only one objective: to entrench management by preventing a sale of Circon.

  To those Circon shareholders who have already tendered, we thank you and ask that you tell Circon's Board and management that you want the right, now, to sell your shares to the highest bidder.

  To those Circon shareholders who are weighing their investment, ask yourself: Can you trust the promises of Circon's management about the company's future performance? We believe Circon's record of deteriorating stock price, deteriorating sales and deteriorating earnings since announcement of the Cabot Medical acquisition some seventeen months ago speaks for itself. We hope you agree and will tender your shares.

  We believe that a Circon-U.S. Surgical merger benefits all stockholders and thank you again for your support.

  On behalf of the United States Surgical Corporation Board of Directors,

                                          /s/ Leon C. Hirsch
                                          -------------------------
                                          Leon C. Hirsch, Chairman

  On September 18, 1996, the Company issued the following press release:

  SANTA BARBARA, CALIFORNIA (SEPTEMBER 18, 1996)--Circon Corporation (NASDAQ-NMS:CCON) responded today to U.S. Surgical's announcement of a lawsuit.

  Richard A. Auhll, chairman of the board, president, and chief executive officer of Circon said, "We believe this suit is without merit and we will vigorously defend ourselves. Our shareholder rights plan was adopted by our board in the course of exercising its fiduciary duty to shareholders."

  Mr. Auhll continued, "With respect to U.S. Surgical's tender offer, the position of the Circon board is unchanged. We continue to believe that the implementation of our strategic plan will provide our shareholders with greater value than they can obtain through tendering into this offer."

  Circon is the leading U.S. supplier of products for minimally invasive urological and gynecological surgery, including such hardware products as endoscopes and video systems, and such disposable products as urological stents, laparoscopic suction-irrigation devices, and a wide variety of gynecological products.

  On September 30, 1996, Parent issued a press release announcing an extension of the Offer until 6:00 p.m. New York City time, on December 13, 1996, unless further extended.

  On October 2, 1996 the Company issued the following press release:

  SANTA BARBARA, CALIFORNIA (OCTOBER 2, 1996)--Circon Corporation (NASDAQ-NMS:CCON) responded today to U.S. Surgical's latest announcement of a second extension of its tender offer. Richard A. Auhll, chairman of the board, president, and chief executive officer of Circon said, "U.S. Surgical's persistence in attempting to acquire Circon is certainly testimony to the unique strategic position of our Company and the potential benefits of our strategic plan. We remain focused on conducting our business and are trying to not let these activities by U.S. Surgical distract us. The Company is in the process of realizing the growth and cost savings opportunities presented by the merger with Cabot.

  "Our ongoing strategic plan presents a very favorable long term growth opportunity for our investors. This growth opportunity has obviously not gone unnoticed by U.S. Surgical.

  "Circon has the largest U.S. endoscopy sales force and a dominant share of the U.S. urology endoscopy market. The merger with Cabot and the additional of their Surgitek ureteral stents and other products makes Circon the premier U.S. urology company. Our attention is focused on growing market share in urology and gynecology, introducing new products, expanding our international sales and implementing cost savings initiatives.

  We continue to urge our shareholders not to tender and to urge those who have tendered to withdraw. We do not believe shareholders will realize the true value of their Circon investment if they sell their stock to U.S. Surgical in this tender offer."

  Circon is the leading U.S. Supplier of products for minimally invasive urological and gynecological surgery, including such hardware products as endoscopes and video systems, and such disposable products as urological stents, laparoscopic suction-irrigation devices, and a wide variety of gynecological products.

  On October 25, 1996 the Company announced that it had mailed the following letter to its shareholders.

FELLOW CIRCON SHAREHOLDER:

  I am writing to update you on recent developments at Circon and to let you know that we are proceeding with our strategic plan to build value for Circon shareholders.

POSITIVE FINANCIAL RESULTS

  This morning we reported our financial results for the third quarter of 1996. Sales for the U.S. sales force in the third quarter were $30 million, up 5% from the second quarter 1996 and the highest of any quarter since the merger with Cabot in August of 1995. Total sales for the third quarter were $38.4, up 3.5% from the previous quarter but down 9% from the all time high third quarter in 1995.

  Operating income for the third quarter was $2.4 million, up 145% from the second quarter. Earnings per share from operations, excluding certain unusual non-recurring charges related to the hostile tender offer, were $0.07 for the third quarter compared to break-even earnings from operations for the second quarter.

  We are very pleased with the sequential growth of our sales on a quarter to quarter basis and believe this is indicative of an improving trend. Management is focused on the goal of continuing this growth into the fourth quarter and 1997.

THE RE-ORIENTATION OF OUR SALES FORCE IS PROCEEDING

  The merger of Circon and Cabot created the opportunity for each member of our combined sales force to sell more products to fewer customers in a smaller territory and thereby, over time, to become significantly more productive. This required a substantial and time-consuming reorganization and retraining of our sales force. Sales declined during the post-merger period, but now are increasing. We have focused on our sales force issues and developed strategies to get back on track. With our positive third quarter results, we are now seeing the early signs of recovery as the sales force becomes better oriented to its new environment.

NEW PRODUCTS AND NEW MARKETS

  Research and development has always been a priority at Circon. We intend to remain at the forefront of technological development for minimally invasive surgery. Third quarter R&D expenditures were up 11% over 1995 and were 8% of sales. In the next several months, we will be introducing an ultrasonic lithotripter, a urodynamic system (0M-4), a microlaparoscopy system, a flexible ureteroscope, a small diameter (2.4 mm) diagnostic hysteroscope, and a number of other new or improved endoscopes, laparoscopes, light sources, instruments and disposable products.

  I am enclosing a gynecology new product leaflet, distributed at the recent American Association of Gynecological Laparoscopy meeting in Chicago, where our products were well received.

  Many other new and innovative products are in our pipeline for introduction in the latter part of next year. Technological leadership is central to our future growth and profitability, and we have high hopes for our new products.

  We also continue to add new customers and expand our direct sales efforts. We recently concluded a multi-year agreement to supply endoscopic equipment to Tenet Healthcare. Tenet is the second largest proprietary healthcare company in the U.S. with 342 hospitals and acute care facilities. Last month we established a subsidiary and a direct sales force in France to help grow our international sales.

WE ARE CONTINUING TO MANAGE OUR COSTS

  Cost savings not only contribute directly to the bottom line, they help us to be price-competitive in the very cost-conscious healthcare marketplace. We are committed to continual re-evaluation of all aspects of our cost structure. This month, we will complete the closure of our Langhorne, Pennsylvania, facility, which will generate significant savings in 1997 and beyond. We also expect to benefit in 1997 from several other cost reduction initiatives many of which are already underway.

THE BOARD UNANIMOUSLY REJECTED THE OFFER IN FAVOR OF THE COMPANY'S PLAN

  As you are aware, in August the Board of Directors of Circon unanimously rejected U.S. Surgical's unsolicited offer and urged shareholders not to tender their shares. The Board recognized that U.S. Surgical is trying to take advantage of a dip in Circon's stock price to capture the value and potential of Circon for themselves. After thoroughly studying the offer and consulting with advisors, the Board determined that the best means for providing value to Circon shareholders is to pursue its strategic plan and not to put the Company up for sale.

  Since that time, U.S. Surgical has twice extended its offer, and commenced litigation in an effort to force us to sell them the Company for a price that is clearly inadequate. We are not intimidated by their tactics and are confident the court will side with us on these issues.

  We sent you a Solicitation/Recommendation Statement (Schedule 14D-9) in August which describes the considerations that went into the Board of Director's decision to reject the offer. If you did not receive this, or would like another copy, please call Nancy Leonard at (805) 685-5100.

  I urge you to carefully consider the 14D-9 and the following factors:

  .The major market share held by Circon in the urology and gynecology markets and the significant growth rates that an independent market research group is predicting for those markets in the years ahead.

  .The cost savings and growth impact of the Cabot merger which the Company expects to realize from programs already in progress and planned for the coming year.

  .The demonstrated ability of Circon's management team to generate value through strategic acquisitions like the Cabot merger. For example, in 1986 Circon acquired ACMI, a struggling company nearly five times Circon's size, and proceeded to achieve major synergies and stock price appreciation for its shareholders.

  .The historical trading price of the Company stock. The offer of $18.00 per share is actually a 23% discount from the highest closing price of the stock during the nine month period preceding the offer.

  .The investment banking firm of Bear Stearns, experts in these matters, concluded that the financial consideration offered by U.S. Surgical is inadequate from a financial point of view to the Circon shareholders.

CIRCON'S STRATEGIC VALUE

  In addition, the Board recognizes the unique strategic position of Circon. Circon is one of the few companies in the world designing, manufacturing, and marketing high performance endoscopic systems to multiple medical specialties on a global basis. Through an unrelenting dedication to building the best quality products available, Circon, according to independent market reports, has captured the largest share of the U.S. urology endoscope market and established itself as a leading supplier of advanced gynecology products in the U.S. and abroad.

  The addition of the Cabot product line allows us immediate penetration of the urological stent, laparoscopic suction-irrigation and related markets. Circon has the largest urology/gynecology sales force in the U.S. and a sizable installed base that provide a solid platform for us to expand existing product lines and enter new markets.

DO NOT BE MISLED BY U.S. SURGICAL

  U.S. Surgical still only owns 1,000,100 shares or roughly 7.9% of Circon. By comparison, I am the largest Circon shareholder owning roughly 11% of the Company. U.S. Surgical has not actually purchased the "tendered shares' and can withdraw its offer prior to acceptance and payment of the shares at any time.

  In addition, we never said that we would reap the benefits of the Cabot merger overnight as U.S. Surgical has suggested. Mergers take time. The good news is that the hardest part is behind us and we are now poised to capitalize on the synergies and other opportunities available to us as a result of the merger and the implementation of our strategic plan. If the Board accepted this offer, Circon shareholders would be "cashed-out' and deprived of this value.

IN CONCLUSION

  Circon has a strategic plan that is working. Our prospects remain excellent as we evolve into a more powerful and efficient organization. Our Board has concluded that our shareholders will benefit far more from the realization of our plan than if we accept U.S. Surgical's opportunistic offer. Judge for yourself. Review the fundamentals underlying our strategic plan that appear on the first four pages of our 1995 Annual Report and keep a close eye on our quarterly financial reports.

  I appreciate the support we have received from our shareholders and urge those others of you who have tendered shares to U.S. Surgical to consider withdrawing the shares. By rejecting the opportunistic offer of U.S. Surgical, we have the best chance of truly maximizing the value of an investment in Circon. Give the Circon team time to finish the job it began last year. I think you will be glad that you did.

                                          Sincerely,
                                          CIRCON CORPORATION

                                          RICHARD A. AUHLL
                                          President
                                          Chairman of the Board

  On December 16, 1996, Parent issued the following press release, announcing an extension of the Offer and a lowering of the Offer price:

    NORWALK, Conn.--United States Surgical Corporation (NYSE:USS) announced today that it is extending through 6:00 p.m., New York City time, February 13, 1997, its cash tender offer for all the outstanding common shares of Circon Corporation (NASDAQ:CCON) at a reduced price of $17 per share. On August 2, 1996, USS commenced an offer to Circon shareholders of $18 per share, representing a premium of 83% over the average closing price of Circon's common stock during the previous ten trading days.

    Leon C. Hirsch, chairman and CEO of USS, said, "With the passage of time, not only has Circon's management been unable to achieve better operating results, but Circon's performance continues to be below even historical levels. After adjusting for non recurring items, Circon's third quarter 1996 performance was well below that of third quarter 1995, based on its SEC filings, with revenues down 8.9%, gross profit down 9.1% and operating income down 53.4%. This performance demonstrates that Circon's management has been unable to deliver to their shareholders the turnaround it has been promising. Moreover, management has strapped its shareholders with an even greater burden through the heavy expenditure of $3.2 million for a defense-related charge."

    USS believes Circon's management would need to achieve extraordinary operating improvements in order for Circon's stock trading price to equal USS' offer; that seems highly unlikely given Circon's historical record. Assuming an industry average price/earnings ratio of 16 times, Circon management would need to deliver earnings per share (EPS) of $1.22 one year from now in order to equal the present value of today's $17 offer. To do this, Circon would need to improve operating margins to over 20% (vs. 6.1% today) at current sales levels, or increase sales to $500 million (an increase of 225% over the latest twelve months) at today's margins. Alternatively, if Circon improved both its sales and margins, Circon would, for example, still need to increase revenues by over 50% and more than double margins to over 13% to achieve EPS of $1.22 or achieve a combination of what USS believes are other equally improbable improvements.

    Shareholders rallied behind USS' $18 per share offer by tendering 80% of the shares of Circon's common stock not owned by Circon's management and Board, based on their 1996 June 10-Q and proxy statement. In response to the offer, Circon management decided it was paramount to protect its own interests and installed anti-takeover provisions, including a poison pill and potentially costly golden parachutes, and stated that USS' $18 per share offer did not reflect Circon's long term value and that management needed additional time to implement its operating plan.

    Mr. Hirsch stated further, "We still firmly believe this merger is in the best interest of both companies and their respective shareholders; however, recent results suggest that Circon's management has been unable to deliver to its shareholders improved financial performance. USS can no longer justify to its shareholders--absent the ability to review and discuss with Circon's management its operating plan--an offer of $18 per share and, therefore, is compelled to reduce its offer to $17 per share, a price which represents a 73% premium over Circon's average trading price for the ten trading days preceding our original offer. At $17 per share, Circon has a price/earnings ratio of over 100 times trailing twelve months' earnings. USS' tender offer is the major reason for this huge multiple. USS continues to be interested in meeting with Circon's management to give them an opportunity to demonstrate any additional value which should be considered in our offer."

    Within the past ten days, USS again offered to meet with Circon's management to discuss in detail proposals for the merger and USS' valuation of Circon. They refused such a meeting, stating that Circon was not for sale.

    As of 6:00 p.m., New York City time on December 13, 1996, 7,726,701 shares of Circon's outstanding common stock had been tendered to USS under the terms of the offer. The 7,726,701 shares tendered, plus the 1,000,100 shares previously purchased by USS, represent 79% of the shares of Circon's common stock not owned by Circon's management and Board, based on their 1996 September 10-Q and June proxy statement.

    United States Surgical Corporation is a diversified surgical products company specializing in minimally invasive technologies that improve patient care and lower health care costs.

On December 17, 1996, the Company issued the following press release:

  SANTA BARBARA, CALIFORNIA--DECEMBER 17, 1996--Circon Corporation (NASDAQ-NMS:CCON) announced today that its Board has reviewed U.S. Surgical's revised bid of $17 per share for all of Circon's outstanding shares, a bid $1 lower than its previous $18 offer. The Board has determined that the $17 bid is also inadequate and has recommended that Circon shareholders not tender their shares and that they withdraw their shares if they have already been tendered. Richard A. Auhll, Chairman of the Board and President of Circon said, "We are surprised at U.S. Surgical's latest maneuver. Circon's third quarter performance was an improvement over the second quarter and the year is shaping up the way we expected. The $18 per share offer was inadequate. This latest proposal, like its predecessor, is entirely inadequate."

    "Our strategic plan is on track. The closure of our Langhorne, Pennsylvania, facility has been completed and we will begin to see those savings in the first quarter of next year. Moreover, in the last few months, we have introduced numerous products which have been well received. These include new Urodynamic Systems and Double Pittail Stents for urology, a high performance Micro Laparoscopy System for general surgery, and new Hysteroscope Systems for gynecology."

    Circon is the leading U.S. supplier of products for minimally invasive urological and gynecological surgery, including such hardware products as endoscopes and video systems, and such disposable products as urological stents, laparoscopic suction-irrigation devices, and a wide variety of gynecological products.

8. AMENDED CONDITIONS OF THE OFFER

  The conditions to the Offer as set forth in Section 14 of the Offer to Purchase are hereby amended and restated in its entirety as follows:

  Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer, unless (1) the Minimum Condition shall have been satisfied, (2) the Business Combination Condition shall have been satisfied and
(3) the Rights Condition shall have been satisfied. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the Applicable Date (August 2, 1996), and before the acceptance of such Shares for payment or, subject to any applicable rules and regulations of the Commission, the payment therefor, any of the following events or facts shall have occurred:

    (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, before any court or Governmental Entity, (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the DGCL, in connection with, the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser, Parent or any other affiliate of Parent or the consummation by the Purchaser, Parent or any other affiliate of Parent of a merger or other similar business combination with the

  Company, (B) seeking to obtain, or which is reasonably likely to result in, material damages or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (ii) seeking to, or which is reasonably likely to, prohibit the ownership or operation by the Purchaser, Parent or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, Parent or any other affiliate of Parent or to compel the Purchaser, Parent or any other affiliate of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser, Parent or any other affiliate of Parent or seeking to impose, or which is reasonably likely to result in, any limitation on the ability of the Purchaser, Parent or any other affiliate of Parent to conduct such business or own such assets, (iii) seeking to, or which is reasonably likely to, impose limitations on the ability of the Purchaser, Parent or any other affiliate of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser, Parent or any other affiliate of Parent on all matters properly presented to the Company's shareholders, (iv) seeking to, or which is reasonably likely to, require divestiture by the Purchaser, Parent or any other affiliate of Parent of any Shares, (v) seeking, or which is reasonably likely to result in, any material diminution in the benefits expected to be derived by the Purchaser, Parent or any other affiliate of Parent as a result of the transactions contemplated by the Offer or any merger or other similar business combination with the Company,
  (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or any of its subsidiaries or the Purchaser, Parent or any other affiliate of Parent or the value of the Shares or (vii) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

    (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) the Purchaser, Parent or any other affiliate of Parent or the Company or any of its subsidiaries or (ii) the Offer or any merger or other similar business combination by the Purchaser, Parent or any other affiliate of Parent with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

    (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, Parent or any other affiliate of Parent;

    (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (e) the Company or any of its subsidiaries shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under options or subject to warrants prior to the Applicable Date in accordance with the terms of such options or warrants as publicly disclosed prior to the Applicable Date), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the sole judgment of the Purchaser could adversely affect either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, Parent or any other affiliate of Parent, (ix) entered into any employment, severance or similar agreement, arrangement or plan with or for the benefit of any of its employees other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions contemplated by the Offer, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the Applicable Date, (xi) amended, or authorized or proposed any amendment to, its Certificate of Incorporation or its By-laws, or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the Applicable Date or (xii) otherwise acted out of the ordinary course of business, consistent with past practice;

    (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to the Applicable Date, (ii) any such person, entity or group that prior to the Applicable Date, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company;

    (g) the Purchaser shall become aware (i) that any contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case with or without notice or the lapse of time or both as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger or any other business combination involving the Company, which, in the aggregate, would be material, (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that has or may have, in the aggregate, a material adverse effect on (x) the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, management, key personnel, licenses, franchises, results of operations or prospects of the Company or any of its subsidiaries (including, but not limited to, any event of default that may result from the consummation of the Offer, the acquisition of control of the Company or any of its subsidiaries or the Proposed Merger or any other business combination involving the Company) or (y) the value of the Shares in the hands of Parent, the Purchaser or any of their respective affiliates or (z) the consummation by Parent, the Purchaser or any of their respective affiliates of the Offer and the Proposed Merger or any other business combination involving the Company or (iii) that any report, document or instrument of the Company or any of its subsidiaries filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or that the Company or any of its subsidiaries shall have failed to file any such report, document or instrument;

    (h) any approval, permit, authorization, favorable review or consent of any Governmental Entity (including those described or referred to in Section 15) shall not have been obtained on terms satisfactory to the Purchaser in its sole discretion; or

    (i) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or the Purchaser, Parent or any other affiliate of Parent shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company; which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser, Parent or any other affiliate of Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 8 will be final and binding upon all parties.

9. CERTAIN LEGAL MATTERS

  The discussion set forth in Section 15 of the Offer to Purchase is hereby amended and supplemented as follows:

  Antitrust. The 15-calendar day waiting period under the HSR Act with respect to the Offer expired on August 17, 1996.

  Certain Litigation. On September 17, 1996, Parent commenced a lawsuit by filing a complaint in the Court of Chancery in the State of Delaware against the Company seeking, among other things, an order enjoining the operation of the Rights and declaring that the Rights are inapplicable or unenforceable as applied to the Offer and the Proposed Merger. In addition, the complaint seeks an order terminating three lucrative employee "incentive" compensation plans adopted by the Company in connection with the Offer.

  On September 18, 1996, Parent filed suit in the Court of Chancery in the State of Delaware against the Company seeking to compel the Company to provide Parent with full information necessary to enable Parent to communicate directly with the Company's shareholders concerning the Offer.

10. MISCELLANEOUS

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THE OFFER TO PURCHASE AND HEREIN OR IN THE RELATED LETTERS OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  THE PURCHASER AND PARENT HAVE FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE 14D-1 AND AMENDMENTS THERETO PURSUANT TO RULE 14D-3 OF THE GENERAL RULES AND REGULATIONS UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER, AND MAY FILE ADDITIONAL AMENDMENTS THERETO. THE SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 8 OF THE OFFER TO PURCHASE WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).

  EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE OFFER TO PURCHASE REMAIN APPLICABLE IN ALL RESPECTS TO THE OFFER, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE. UNLESS THE CONTEXT REQUIRES OTHERWISE, TERMS NOT DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE OFFER TO PURCHASE.

                                          USS ACQUISITION CORP.

DECEMBER 18, 1996

  Manually signed facsimile copies of the revised GOLD Letter of Transmittal will be accepted. The revised Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       THE DEPOSITARY FOR THE OFFER IS:

                    First Chicago Trust Company of New York

       By Mail:                  By Hand:              By Overnight Courier:

  Tenders & Exchanges  First Chicago Trust Company       Tenders & Exchanges
 P.O. Box 2569--Suite          of New York                 14 Wall Street
         4660              Tenders & Exchanges       Suite 4680--8th Floor--CIR
   Jersey City, New  c/o The Depository Trust Company New York, New York 10005
        Jersey           55 Water Street, DTC TAD
      07303-2569     Vietnam Veterans Memorial Plaza
                         New York, New York 10041

                         Facsimile Transmission:

                              (201) 222-4720
                                    or
                              (201) 222-4721

                         Confirm Receipt of Notice of
                            Guaranteed Delivery by
                                   Telephone
                                (201) 222-4707

  Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses or telephone numbers set forth below. Additional copies of this Supplement, the Offer to Purchase, the revised Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or the Dealer Manager as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               KISSEL BLAKE INC.
                                110 Wall Street
                           New York, New York 10005
                         Call Toll-Free (800) 554-7733
                 Brokers and Banks, please call (212) 344-6733

                     The Dealer Manager for the Offer is:

                             SALOMON BROTHERS INC
                           Seven World Trade Center
                           New York, New York 10048
                         (212) 783-7292 (Call Collect)